UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D
Under the Securities Exchange Act of 1934

(Amendment No. 5)*

NVENT ELECTRIC PLC
(Name of Issuer)

Ordinary Shares, nominal value $0.01 per share
(Title of Class of Securities)

G6700G 107
(CUSIP Number)

Brian L. Schorr, Esq. Trian Fund Management, L.P. 280 Park Avenue, 41st Floor New York, New York 10017 Tel. No.: (212) 451-3000

(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

July 29, 2020
(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ◻.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all on s.  See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The Information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Nelson Peltz
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,112,185
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,112,185
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,112,185
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95%*
14	TYPE OF REPORTING PERSON IN
_______
* Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “Form 10-Q”).

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Peter W. May
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,112,185
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,112,185
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,112,185
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95%*
14	TYPE OF REPORTING PERSON IN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Edward P. Garden
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,112,185
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,112,185
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,112,185
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95%*
14	TYPE OF REPORTING PERSON IN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Fund Management, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3454182
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,112,185
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,112,185
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,112,185
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Fund Management GP, LLC S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3454087
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS AF
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 10,112,185
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 10,112,185
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,112,185
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[ ]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.95%*
14	TYPE OF REPORTING PERSON OO
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3453988
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,916,975
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,916,975
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,916,975
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.13%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Master Fund, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-0468601
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,041,803
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,041,803
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,041,803
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.20%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Parallel Fund I, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 20-3694154
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 240,131
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 240,131
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 240,131
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.14%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 45-4929803
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 647,963
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 647,963
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 647,963
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.38%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-A, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 27-4180625
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 2,033,480
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 2,033,480
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,033,480
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.20%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-N, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 80-0958490
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 1,534,132
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 1,534,132
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,534,132
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.90%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Investment Fund-D, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-1108184
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 320,349
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 320,349
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 320,349
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.19%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Fund (Sub)-G, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 90-1035117
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 102,562
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 102,562
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 102,562
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.06%*
14	TYPE OF REPORTING PERSON PN
_____________
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G II, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 46-5509975
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 303,659
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 303,659
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 303,659
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.18%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-G III, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 47-2121971
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 152,450
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 152,450
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 152,450
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.09%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-K, L.P. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 47-5116069
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 461,113
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 461,113
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 461,113
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.27%*
14	TYPE OF REPORTING PERSON PN
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

1	NAME OF REPORTING PERSON Trian Partners Strategic Fund-C, Ltd. S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON 98-1327448
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP		(a) [_] (b) [_]
3	SEC USE ONLY
4	SOURCE OF FUNDS WC
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e)		[_]
6	CITIZENSHIP OR PLACE OF ORGANIZATION Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 0
	8	SHARED VOTING POWER 339,365
	9	SOLE DISPOSITIVE POWER 0
	10	SHARED DISPOSITIVE POWER 339,365
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 339,365
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES		[X]
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0.20%*
14	TYPE OF REPORTING PERSON OO
_______
*   Calculated based on 169,849,544 ordinary shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q.

This Amendment No. 5 (“Amendment No. 5”) amends and supplements the Schedule 13D filed with the Securities and Exchange Commission on May 9, 2018 (the “Original Schedule 13D”), as amended by Amendment No. 1 filed on June 1, 2018, as amended by Amendment No. 2 filed on May 17, 2019, as amended by Amendment No. 3 filed on May 1, 2020, and as amended by Amendment No. 4 (“Amendment No. 4”) filed on July 2, 2020 (as amended, the “Schedule 13D”), relating to the Ordinary Shares, nominal value $0.01 per share (the “Shares”), of nVent Electric plc, an Irish public limited company (the “Issuer”). The address of the principal executive office of the Issuer is The Mille, 1000 Great West Road, 8th Floor (East), London, TW8 9DW United Kingdom.

Capitalized terms not defined herein shall have the meanings ascribed to them in the Schedule 13D.  Except as set forth herein, the Schedule 13D is unmodified.

Items 4 and 5 of the Schedule 13D are hereby amended and supplemented as follows:

Item 4. Purposes of Transaction

Item 4 of the Schedule 13D is hereby amended and supplemented by adding the following information:

The Reporting Persons intend to review alternatives with respect to their investment in the Issuer on a continuing basis. Depending on various factors, including, without limitation, the Issuer's financial position, results and strategic direction, price levels of the Shares, actions taken by management and the Board of Directors of the Issuer, the Reporting Persons' overall investment strategies, liquidity requirements and other portfolio management considerations, other investment opportunities available to the Reporting Persons, conditions in the securities and capital markets, and general economic and industry conditions, the Reporting Persons may, from time to time and at any time in the future, take such actions with respect to their investment in the Issuer as they deem appropriate, including, without limitation, disposing of some or all of their securities of the Issuer, in the open market or otherwise. The Reporting Persons reserve the right at any time to formulate other plans and/or make other proposals, and take such actions with respect to their investment in the Issuer and/or change their intention with respect to any and all matters set forth in subparagraphs (a) through (j) of  Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended and supplemented by adding the following information:

(a) As of 4:00 p.m., New York City time, on July 30, 2020, the Reporting Persons beneficially owned, in the aggregate, 10,112,185 Shares, representing approximately 5.95% of the Issuer’s outstanding Shares (calculated based on 169,849,544 Shares outstanding as of March 31, 2020, as reported in the Issuer’s Form 10-Q). Such Shares include an aggregate of 10,101,066 Shares beneficially owned by the Reporting Persons through direct ownership of Shares, representing approximately 5.95% of the Issuer’s outstanding Shares, and an additional 11,119 Shares underlying nVent Director Options held by Mr. Garden, representing approximately 0.01% of the Issuer’s outstanding Shares.

(b) As of 4:00 p.m., New York City time, on July 30, 2020, each of Trian Onshore, Trian Offshore, Parallel Fund I, TPSIF II, Strategic Fund-A, Strategic Fund-N, Strategic Fund-D, Fund G, Strategic Fund-G II, Strategic Fund-G III, Strategic Fund-K, Strategic Fund-C and Trian Management beneficially and directly owns and has sole voting power and sole dispositive power with regard to 1,916,975, 2,041,803, 240,131, 647,963, 2,033,480, 1,534,132, 320,349, 102,562, 303,659, 152,450, 461,113, 339,365, and 7,084 Shares, respectively, except to the extent that other Reporting Persons as described in this Item 5 may be deemed to have shared voting power and shared dispositive power with regard to such Shares.  Mr. Garden beneficially owns and has sole voting power and sole dispositive power with regard to 11,119 Shares underlying nVent Director Options, except to the extent that other members of the Trian Group as described in this Item 5 may be deemed to have shared voting power and shared dispositive power with regard to such Shares.

(c) Schedule A hereto (which is incorporated by reference in this Item 5 as if restated in full herein) sets forth all transactions with respect to the Shares effected since the filing of Amendment No. 4 by any of the Reporting Persons, inclusive of the transactions effected through 4:00 p.m., New York City time, on July 30, 2020.  All transactions set forth on Schedule A were effected in the open market.  The prices set forth on Schedule A do not include commissions.

[INTENTIONALLY LEFT BLANK]

SIGNATURE

 After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 30, 2020

TRIAN FUND MANAGEMENT, L.P.
By:	Trian Fund Management GP, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN FUND MANAGEMENT GP, LLC

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS MASTER FUND, L.P.
By:	Trian Partners GP, L.P., its general partner

By:	Trian Partners General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS PARALLEL FUND I, L.P.
By:	Trian Partners Parallel Fund I General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND II, L.P.
By:	Trian Partners Strategic Investment Fund II GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-II General Partner, LLC., its general partner

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.
By:	Trian Partners Strategic Investment Fund-A GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-A General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-N, L.P.
By:	Trian Partners Strategic Investment Fund-N GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-N General Partner, LLC., its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-D, L.P.
By:	Trian Partners Strategic Investment Fund-D GP, L.P., its general partner

By:	Trian Partners Strategic Investment Fund-D General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS FUND (SUB)-G, L.P.
By:	Trian Partners Investment Fund-G GP, L.P., its general partner

By:	Trian Partners Investment Fund-G General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G II, L.P.
By:	Trian Partners Strategic Fund-G II GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G II General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name:	Edward P. Garden
	Title:	Member

TRIAN PARTNERS STRATEGIC FUND-G III, L.P.
By:	Trian Partners Strategic Fund-G III GP, L.P., its general partner

By:	Trian Partners Strategic Fund-G III General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Member

TRIAN PARTNERS STRATEGIC FUND-K, L.P.
By:	Trian Partners Strategic Fund-K GP, L.P., its general partner

By:	Trian Partners Strategic Fund-K General Partner, LLC, its general partner

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Member

TRIAN PARTNERS STRATEGIC FUND-C, LTD.

By:	/s/ EDWARD P. GARDEN
	Name	Edward P. Garden
	Title	Director

/s/ NELSON PELTZ Nelson Peltz
/s/ PETER W. MAY Peter W. May
/s/ EDWARD P. GARDEN Edward P. Garden

SCHEDULE A

Reporting Person	Date	Shares	Price	Type

Trian Partners Master Fund, L.P.	7/9/2020	123	$ 18.1600	Sell
Trian Partners Master Fund, L.P.	7/10/2020	25,267	$ 18.1718	Sell
Trian Partners Master Fund, L.P.	7/13/2020	30,730	$ 18.5106	Sell
Trian Partners Master Fund, L.P.	7/14/2020	30,321	$ 18.4623	Sell
Trian Partners Master Fund, L.P.	7/15/2020	60,641	$ 19.1491	Sell
Trian Partners Master Fund, L.P.	7/16/2020	39,478	$ 19.3043	Sell
Trian Partners Master Fund, L.P.	7/17/2020	50,535	$ 19.6825	Sell
Trian Partners Master Fund, L.P.	7/20/2020	222	$ 19.7491	Sell
Trian Partners Master Fund, L.P.	7/21/2020	9,842	$ 19.3954	Sell
Trian Partners Master Fund, L.P.	7/22/2020	14,835	$ 19.0183	Sell
Trian Partners Master Fund, L.P.	7/23/2020	30,321	$ 19.0971	Sell
Trian Partners Master Fund, L.P.	7/24/2020	3,072	$ 18.8090	Sell
Trian Partners Master Fund, L.P.	7/27/2020	26,582	$ 19.0122	Sell
Trian Partners Master Fund, L.P.	7/28/2020	16,172	$ 18.9531	Sell
Trian Partners Master Fund, L.P.	7/29/2020	25,267	$ 19.2134	Sell

Trian Fund Management, L.P.	7/10/2020	88	$ 18.1718	Sell
Trian Fund Management, L.P.	7/13/2020	107	$ 18.5106	Sell
Trian Fund Management, L.P.	7/14/2020	105	$ 18.4623	Sell
Trian Fund Management, L.P.	7/15/2020	210	$ 19.1491	Sell
Trian Fund Management, L.P.	7/16/2020	137	$ 19.3043	Sell
Trian Fund Management, L.P.	7/17/2020	175	$ 19.6825	Sell
Trian Fund Management, L.P.	7/20/2020	1	$ 19.7491	Sell
Trian Fund Management, L.P.	7/21/2020	34	$ 19.3954	Sell
Trian Fund Management, L.P.	7/22/2020	51	$ 19.0183	Sell
Trian Fund Management, L.P.	7/23/2020	105	$ 19.0971	Sell
Trian Fund Management, L.P.	7/24/2020	11	$ 18.8090	Sell
Trian Fund Management, L.P.	7/27/2020	92	$ 19.0122	Sell
Trian Fund Management, L.P.	7/28/2020	56	$ 18.9531	Sell
Trian Fund Management, L.P.	7/29/2020	88	$ 19.2134	Sell

Trian Partners, L.P.	7/9/2020	114	$ 18.1600	Sell
Trian Partners, L.P.	7/10/2020	23,722	$ 18.1718	Sell
Trian Partners, L.P.	7/13/2020	28,852	$ 18.5106	Sell
Trian Partners, L.P.	7/14/2020	28,467	$ 18.4623	Sell
Trian Partners, L.P.	7/15/2020	56,934	$ 19.1491	Sell
Trian Partners, L.P.	7/16/2020	37,065	$ 19.3043	Sell
Trian Partners, L.P.	7/17/2020	47,445	$ 19.6825	Sell
Trian Partners, L.P.	7/20/2020	209	$ 19.7491	Sell
Trian Partners, L.P.	7/21/2020	9,241	$ 19.3954	Sell
Trian Partners, L.P.	7/22/2020	13,929	$ 19.0183	Sell
Trian Partners, L.P.	7/23/2020	28,467	$ 19.0971	Sell
Trian Partners, L.P.	7/24/2020	2,885	$ 18.8090	Sell
Trian Partners, L.P.	7/27/2020	24,957	$ 19.0122	Sell
Trian Partners, L.P.	7/28/2020	15,182	$ 18.9531	Sell
Trian Partners, L.P.	7/29/2020	23,722	$ 19.2134	Sell

Trian Partners Parallel Fund I, L.P.	7/9/2020	14	$ 18.1600	Sell
Trian Partners Parallel Fund I, L.P.	7/10/2020	2,972	$ 18.1718	Sell
Trian Partners Parallel Fund I, L.P.	7/13/2020	3,614	$ 18.5106	Sell
Trian Partners Parallel Fund I, L.P.	7/14/2020	3,566	$ 18.4623	Sell
Trian Partners Parallel Fund I, L.P.	7/15/2020	7,132	$ 19.1491	Sell
Trian Partners Parallel Fund I, L.P.	7/16/2020	4,643	$ 19.3043	Sell
Trian Partners Parallel Fund I, L.P.	7/17/2020	5,943	$ 19.6825	Sell
Trian Partners Parallel Fund I, L.P.	7/20/2020	26	$ 19.7491	Sell
Trian Partners Parallel Fund I, L.P.	7/21/2020	1,158	$ 19.3954	Sell
Trian Partners Parallel Fund I, L.P.	7/22/2020	1,745	$ 19.0183	Sell
Trian Partners Parallel Fund I, L.P.	7/23/2020	3,566	$ 19.0971	Sell
Trian Partners Parallel Fund I, L.P.	7/24/2020	361	$ 18.8090	Sell
Trian Partners Parallel Fund I, L.P.	7/27/2020	3,126	$ 19.0122	Sell
Trian Partners Parallel Fund I, L.P.	7/28/2020	1,902	$ 18.9531	Sell
Trian Partners Parallel Fund I, L.P.	7/29/2020	2,972	$ 19.2134	Sell

Trian Partners Strategic Investment Fund II, L.P.	7/9/2020	38	$ 18.1600	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/10/2020	8,018	$ 18.1718	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/13/2020	9,752	$ 18.5106	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/14/2020	9,622	$ 18.4623	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/15/2020	19,244	$ 19.1491	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/16/2020	12,528	$ 19.3043	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/17/2020	16,037	$ 19.6825	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/20/2020	71	$ 19.7491	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/21/2020	3,123	$ 19.3954	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/22/2020	4,708	$ 19.0183	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/23/2020	9,622	$ 19.0971	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/24/2020	975	$ 18.8090	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/27/2020	8,436	$ 19.0122	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/28/2020	5,132	$ 18.9531	Sell
Trian Partners Strategic Investment Fund II, L.P.	7/29/2020	8,018	$ 19.2134	Sell

Trian Partners Strategic Investment Fund-A, L.P.	7/9/2020	121	$ 18.1600	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/10/2020	25,164	$ 18.1718	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/13/2020	30,605	$ 18.5106	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/14/2020	30,197	$ 18.4623	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/15/2020	60,394	$ 19.1491	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/16/2020	39,317	$ 19.3043	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/17/2020	50,328	$ 19.6825	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/20/2020	221	$ 19.7491	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/21/2020	9,802	$ 19.3954	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/22/2020	14,775	$ 19.0183	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/23/2020	30,197	$ 19.0971	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/24/2020	3,060	$ 18.8090	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/27/2020	26,473	$ 19.0122	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/28/2020	16,105	$ 18.9531	Sell
Trian Partners Strategic Investment Fund-A, L.P.	7/29/2020	25,164	$ 19.2134	Sell

Trian Partners Strategic Investment Fund-D, L.P.	7/9/2020	19	$ 18.1600	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/10/2020	3,964	$ 18.1718	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/13/2020	4,821	$ 18.5106	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/14/2020	4,757	$ 18.4623	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/15/2020	9,514	$ 19.1491	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/16/2020	6,194	$ 19.3043	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/17/2020	7,929	$ 19.6825	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/20/2020	35	$ 19.7491	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/21/2020	1,544	$ 19.3954	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/22/2020	2,328	$ 19.0183	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/23/2020	4,757	$ 19.0971	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/24/2020	482	$ 18.8090	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/27/2020	4,171	$ 19.0122	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/28/2020	2,537	$ 18.9531	Sell
Trian Partners Strategic Investment Fund-D, L.P.	7/29/2020	3,964	$ 19.2134	Sell

Trian Partners Fund (SUB)-G, L.P.	7/9/2020	6	$ 18.1600	Sell
Trian Partners Fund (SUB)-G, L.P.	7/10/2020	1,269	$ 18.1718	Sell
Trian Partners Fund (SUB)-G, L.P.	7/13/2020	1,544	$ 18.5106	Sell
Trian Partners Fund (SUB)-G, L.P.	7/14/2020	1,523	$ 18.4623	Sell
Trian Partners Fund (SUB)-G, L.P.	7/15/2020	3,046	$ 19.1491	Sell
Trian Partners Fund (SUB)-G, L.P.	7/16/2020	1,983	$ 19.3043	Sell
Trian Partners Fund (SUB)-G, L.P.	7/17/2020	2,538	$ 19.6825	Sell
Trian Partners Fund (SUB)-G, L.P.	7/20/2020	11	$ 19.7491	Sell
Trian Partners Fund (SUB)-G, L.P.	7/21/2020	494	$ 19.3954	Sell
Trian Partners Fund (SUB)-G, L.P.	7/22/2020	745	$ 19.0183	Sell
Trian Partners Fund (SUB)-G, L.P.	7/23/2020	1,523	$ 19.0971	Sell
Trian Partners Fund (SUB)-G, L.P.	7/24/2020	154	$ 18.8090	Sell
Trian Partners Fund (SUB)-G, L.P.	7/27/2020	1,335	$ 19.0122	Sell
Trian Partners Fund (SUB)-G, L.P.	7/28/2020	812	$ 18.9531	Sell
Trian Partners Fund (SUB)-G, L.P.	7/29/2020	1,269	$ 19.2134	Sell

Trian Partners Strategic Fund G-II, L.P.	7/9/2020	18	$ 18.1600	Sell
Trian Partners Strategic Fund G-II, L.P.	7/10/2020	3,758	$ 18.1718	Sell
Trian Partners Strategic Fund G-II, L.P.	7/13/2020	4,570	$ 18.5106	Sell
Trian Partners Strategic Fund G-II, L.P.	7/14/2020	4,509	$ 18.4623	Sell
Trian Partners Strategic Fund G-II, L.P.	7/15/2020	9,019	$ 19.1491	Sell
Trian Partners Strategic Fund G-II, L.P.	7/16/2020	5,871	$ 19.3043	Sell
Trian Partners Strategic Fund G-II, L.P.	7/17/2020	7,516	$ 19.6825	Sell
Trian Partners Strategic Fund G-II, L.P.	7/20/2020	33	$ 19.7491	Sell
Trian Partners Strategic Fund G-II, L.P.	7/21/2020	1,464	$ 19.3954	Sell
Trian Partners Strategic Fund G-II, L.P.	7/22/2020	2,206	$ 19.0183	Sell
Trian Partners Strategic Fund G-II, L.P.	7/23/2020	4,509	$ 19.0971	Sell
Trian Partners Strategic Fund G-II, L.P.	7/24/2020	457	$ 18.8090	Sell
Trian Partners Strategic Fund G-II, L.P.	7/27/2020	3,953	$ 19.0122	Sell
Trian Partners Strategic Fund G-II, L.P.	7/28/2020	2,405	$ 18.9531	Sell
Trian Partners Strategic Fund G-II, L.P.	7/29/2020	3,758	$ 19.2134	Sell

Trian Partners Strategic Fund G-III, L.P.	7/9/2020	9	$ 18.1600	Sell
Trian Partners Strategic Fund G-III, L.P.	7/10/2020	1,887	$ 18.1718	Sell
Trian Partners Strategic Fund G-III, L.P.	7/13/2020	2,295	$ 18.5106	Sell
Trian Partners Strategic Fund G-III, L.P.	7/14/2020	2,264	$ 18.4623	Sell
Trian Partners Strategic Fund G-III, L.P.	7/15/2020	4,528	$ 19.1491	Sell
Trian Partners Strategic Fund G-III, L.P.	7/16/2020	2,948	$ 19.3043	Sell
Trian Partners Strategic Fund G-III, L.P.	7/17/2020	3,773	$ 19.6825	Sell
Trian Partners Strategic Fund G-III, L.P.	7/20/2020	17	$ 19.7491	Sell
Trian Partners Strategic Fund G-III, L.P.	7/21/2020	735	$ 19.3954	Sell
Trian Partners Strategic Fund G-III, L.P.	7/22/2020	1,108	$ 19.0183	Sell
Trian Partners Strategic Fund G-III, L.P.	7/23/2020	2,264	$ 19.0971	Sell
Trian Partners Strategic Fund G-III, L.P.	7/24/2020	229	$ 18.8090	Sell
Trian Partners Strategic Fund G-III, L.P.	7/27/2020	1,985	$ 19.0122	Sell
Trian Partners Strategic Fund G-III, L.P.	7/28/2020	1,207	$ 18.9531	Sell
Trian Partners Strategic Fund G-III, L.P.	7/29/2020	1,887	$ 19.2134	Sell

Trian Partners Strategic Investment Fund-N, L.P.	7/9/2020	91	$ 18.1600	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/10/2020	18,985	$ 18.1718	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/13/2020	23,090	$ 18.5106	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/14/2020	22,782	$ 18.4623	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/15/2020	45,564	$ 19.1491	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/16/2020	29,663	$ 19.3043	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/17/2020	37,970	$ 19.6825	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/20/2020	167	$ 19.7491	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/21/2020	7,395	$ 19.3954	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/22/2020	11,147	$ 19.0183	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/23/2020	22,782	$ 19.0971	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/24/2020	2,309	$ 18.8090	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/27/2020	19,972	$ 19.0122	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/28/2020	12,150	$ 18.9531	Sell
Trian Partners Strategic Investment Fund-N, L.P.	7/29/2020	18,985	$ 19.2134	Sell

Trian Partners Strategic Fund-K, L.P.	7/9/2020	27	$ 18.1600	Sell
Trian Partners Strategic Fund-K, L.P.	7/10/2020	5,706	$ 18.1718	Sell
Trian Partners Strategic Fund-K, L.P.	7/13/2020	6,940	$ 18.5106	Sell
Trian Partners Strategic Fund-K, L.P.	7/14/2020	6,847	$ 18.4623	Sell
Trian Partners Strategic Fund-K, L.P.	7/15/2020	13,695	$ 19.1491	Sell
Trian Partners Strategic Fund-K, L.P.	7/16/2020	8,916	$ 19.3043	Sell
Trian Partners Strategic Fund-K, L.P.	7/17/2020	11,412	$ 19.6825	Sell
Trian Partners Strategic Fund-K, L.P.	7/20/2020	50	$ 19.7491	Sell
Trian Partners Strategic Fund-K, L.P.	7/21/2020	2,223	$ 19.3954	Sell
Trian Partners Strategic Fund-K, L.P.	7/22/2020	3,350	$ 19.0183	Sell
Trian Partners Strategic Fund-K, L.P.	7/23/2020	6,847	$ 19.0971	Sell
Trian Partners Strategic Fund-K, L.P.	7/24/2020	694	$ 18.8090	Sell
Trian Partners Strategic Fund-K, L.P.	7/27/2020	6,003	$ 19.0122	Sell
Trian Partners Strategic Fund-K, L.P.	7/28/2020	3,652	$ 18.9531	Sell
Trian Partners Strategic Fund-K, L.P.	7/29/2020	5,706	$ 19.2134	Sell

Trian Partners Strategic Fund-C, Ltd.	7/9/2020	20	$ 18.1600	Sell
Trian Partners Strategic Fund-C, Ltd.	7/10/2020	4,200	$ 18.1718	Sell
Trian Partners Strategic Fund-C, Ltd.	7/13/2020	5,108	$ 18.5106	Sell
Trian Partners Strategic Fund-C, Ltd.	7/14/2020	5,040	$ 18.4623	Sell
Trian Partners Strategic Fund-C, Ltd.	7/15/2020	10,079	$ 19.1491	Sell
Trian Partners Strategic Fund-C, Ltd.	7/16/2020	6,562	$ 19.3043	Sell
Trian Partners Strategic Fund-C, Ltd.	7/17/2020	8,399	$ 19.6825	Sell
Trian Partners Strategic Fund-C, Ltd.	7/20/2020	37	$ 19.7491	Sell
Trian Partners Strategic Fund-C, Ltd.	7/21/2020	1,636	$ 19.3954	Sell
Trian Partners Strategic Fund-C, Ltd.	7/22/2020	2,466	$ 19.0183	Sell
Trian Partners Strategic Fund-C, Ltd.	7/23/2020	5,040	$ 19.0971	Sell
Trian Partners Strategic Fund-C, Ltd.	7/24/2020	511	$ 18.8090	Sell
Trian Partners Strategic Fund-C, Ltd.	7/27/2020	4,418	$ 19.0122	Sell
Trian Partners Strategic Fund-C, Ltd.	7/28/2020	2,688	$ 18.9531	Sell
Trian Partners Strategic Fund-C, Ltd.	7/29/2020	4,200	$ 19.2134	Sell